SWM ANNOUNCES SENIOR MANAGEMENT CHANGES

ALPHARETTA, GA, March 18, 2015 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today announced the following senior management changes:

Jeffrey A. Cook, the Company's Executive Vice President, Chief Financial Officer and Treasurer, will retire from the Company effective April 3, 2015. Mr. Cook has held the position since February 2012. The Company has initiated a search to find a permanent replacement for Mr. Cook. In the interim, Bob Cardin, the Company's Controller, will assume the role of acting Chief Financial Officer and report to Frederic Villoutreix, the Company's Chief Executive Officer.

In addition, Stephen Dunmead, the Company's Chief Operating Officer, will resign from the Company to pursue other opportunities effective April 15, 2015. Mr. Dunmead has held the position since March 2013. There are no immediate plans to replace Mr. Dunmead in the Chief Operating Officer role and his responsibilities will be assumed by Mr. Villoutreix.

In announcing these changes, Mr. Villoutreix stated, "I am very appreciative of the contributions made by Mr. Cook and Mr. Dunmead during their respective tenures at SWM and wish them well in their future endeavors. The SWM management team remains focused on delivering on our plans for 2015.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, United Kingdom, France, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

SOURCE SWM:

CONTACT
Mark Chekanow
Director of Investor Relations
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com